EXHIBIT 99.3

For More Information:                                  For Immediate Release:
Ronald A. Miller                                       September 4, 2003
Senior Vice President, Chief Financial Officer
(585) 786-1102

Financial Institutions, Inc. Announces Dividend and Agreements Between National
 Bank of Geneva and Bath National Bank and The Office of the Comptroller of the
                                    Currency

WARSAW, NY -- Financial Institutions, Inc. (NASDAQ: FISI) (FII) announced that its Board of Directors declared a quarterly cash dividend of $0.16 per common share, payable on October 1, 2003 to shareholders of record on September 17, 2003. In addition, the Board declared a quarterly dividend of $2.12 per share on Series B-1, 8.48% Preferred Stock and $0.75 per share on Series A, 3% Preferred Stock, payable on October 1, 2003 to shareholders of record on September 17, 2003.

The Company also disclosed that the Boards of Directors of its two national bank subsidiaries, National Bank of Geneva ("NBG") and Bath National Bank ("BNB"), have entered into agreements with the Office of the Comptroller of the Currency ("OCC").

"FII, together with its bank subsidiaries, is fully committed to complying with the rules and regulations that govern the operation of our banks," said Peter G. Humphrey, Chairman, President and CEO of FII. "We have been actively involved throughout the past eight months working with the managements of NBG and BNB and the OCC to identify and resolve the problems noted in the recently issued reports of examination (covering an examination period as of September 30, 2002), and have provided and will continue to provide significant financial, managerial and operational support as our banks work through these issues."


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Under the terms of the agreements, NBG and BNB, without admitting any violations, will take actions designed to assure that their operations are in accordance with applicable laws and regulations. The agreements require them, among other things, to: appoint a Compliance Committee of the Board; develop, implement and ensure compliance with a written plan outlining actions to be taken to address regulatory recommendations set forth in the reports of examination, review and assess the capabilities of management; develop various policies and programs to reduce credit risk and identify problem loans and to adopt policies that will permit them to declare dividends only when they are in compliance with their approved capital plans and applicable laws, and upon prior written notice to (but not with the consent of) the OCC.

Both banks are required to develop capital plans that will enable them to achieve, by March 31, 2004, Tier 1 leverage capital equal to 8% of risk-weighted assets, Tier 1 risk-based capital equal to 10% of risk-weighted assets, and total risk-based capital of 12% of risk-weighted assets. Interim levels, to be achieved by December 31, 2003, were also established, at 6.25%, 9.0% and 11.0%, respectively, for Bath, and 7.0%, 9.0% and 10.5%, respectively, for NBG.

Mr. Humphrey stated, "The December 31, 2003 capital levels at NBG and BNB are achievable, utilizing a combination of de-leveraging, retained earnings and some capital contributions by the holding company. FII will need to raise additional funds to meet the March 31, 2004 capital requirements at NBG and BNB, and is in the process of exploring alternatives with its investment bankers. We believe that a number of options will be available within the required time frame, and we are confident that we will be able to raise sufficient funds during this period."


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In addition, the NBG agreement requires its Board of Directors to adopt, implement and ensure adherence to a written policy on extensions of overdraft credit and limit the circumstances under which NBG will be permitted to extend credit to its affiliates, and requires the bank to engage an independent appraiser to provide updated real estate appraisals where required. The BNB agreement requires its board of directors to adopt, implement and ensure adherence to a written action plan outlining proposed corrective action addressing issues in the pre-existing Matters Requiring Attention pertaining to interest rate risk measurement and monitoring systems.

Mr. Humphrey continued, "Randy Brown, the new President and CEO of NBG, has hit the ground running and has already addressed most of the major requirements of the agreement that his Board has entered into. Randy has the full support of an energized, committed bank Board, and has the FII Board and management fully behind him as well."

Mr. Humphrey stated, "Doug McCabe, BNB's President and CEO, and his Board are fully committed to achieving compliance with the agreement, and have already addressed most of its major requirements. The bank has recently added an experienced Senior Loan Officer and a Chief Financial Officer to its ranks, providing greater depth on the management team."

"Since FII first became aware in January of the existence of significant numbers of improperly graded loans at NBG, we have taken a number of proactive steps that have been communicated to the OCC, our other regulators, our shareholders and the public. The banks have already addressed most of the action items set forth in the written agreements. Randy Brown and Doug


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McCabe, and their Boards, have accomplished a great deal in a very short time period, and they are fully committed to ensuring compliance going forward," said Mr. Humphrey.

In a letter to the Federal Reserve Bank of New York, FII's primary regulator, FII today terminated its financial holding company status and will operate instead as a bank holding company. The change in status will not affect any non-financial subsidiaries or activities currently being conducted by FII, although it will mean that future acquisitions or expansions of non-financial activities may require prior Federal Reserve Board approval and will be limited to those that are permissible for bank holding companies.

This release contains forward-looking statements as described by the Private Securities Litigation Reform Act of 1995. These forward-looking statements pertain to future events, such as the ability of the holding company to complete the raising of additional funds. Actual events could differ materially, and FII undertakes no obligation to revise these forward-looking statements to reflect events or circumstances subsequent to the date of this release.

FII is the bank holding company parent of Wyoming County Bank, National Bank of Geneva, Bath National Bank, and First Tier Bank & Trust. The four banks provide a wide range of consumer and commercial banking services to individuals, municipalities, and businesses through a network of 47 offices and 67 ATMs in Western and Central New York State. FII's Financial Services Group also provides diversified financial services to its customers and clients, including brokerage, trust, insurance and employee benefits and compensation consulting. More information on FII and its subsidiaries is available through the Company web site at www.fiiwarsaw.com.

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